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                                                               EXHIBIT 23.1
[ERNST & YOUNG LLP LETTERHEAD]


                       Consent of Independent Auditors




We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8 No. 33-39649) pertaining to the 1990 Stock Option Plan of ALC Communications Corporation and subsidiary and to the incorporation by reference in that Registration Statement and in the Registration Statements, (Form S-8 No. 33-13624) pertaining to the 1986 Option Plan and (Form S-8 No. 33-25737) pertaining to the Amendment to the 1986 Option Plan of ALC Communications Corporation and subsidiary and in the related Prospectuses of our report dated January 25, 1995, with respect to the consolidated financial statements and schedule of ALC Communications Corporation and subsidiary included in the Annual Report (Form 10-K) for the year ended December 31, 1994.





Detroit, Michigan
March 23, 1995